Exhibit 10.01.02

FIRST AMENDMENT

This First Amendment is entered into this 22nd day of January 2013 (the “Effective Date”) and amends the Amended & Restated Patent License Agreement, dated January 1, 2011, by and between the Massachusetts Institute of Technology, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. (hereinafter referred to as “M.I.T.”) and The ExOne Company (“COMPANY”), a corporation duly organized under the laws of Delaware and having its principal office at 127 Industry Boulevard, North Huntingdon, Pennsylvania, 15642, U.S.A.

WHEREAS, M.I.T. and COMPANY entered into an Amended & Restated Patent License Agreement with Effective Date of January 1, 2011 (the “Amended & Restated Agreement”); and

WHEREAS, M.I.T. and COMPANY wish to amend the Amended & Restated Agreement with this First Amendment.

NOW, THEREFORE in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.	RECITALS

After “WHEREAS, the ExOne Acquisition Company, LLC name was changed to The ExOne Company, LLC through a Certificate of Amendment to the Certificate of Formation on the 4th day of January, 2008;” insert the following “WHEREAS a Certificate of Merger was issued by the state of Delaware having an effective date of January 1, 2013 merging The ExOne Company, LLC with EXO Acquisitions Company under the name The ExOne Company;”.

2.	Definition 1.16 (“TERM”) shall be deleted in its entirety and replaced with the following:

1.16 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until December 31, 2016, unless earlier terminated in accordance with the provisions of this Agreement.

3.	Article 3 (“COMPANY DILIGENCE OBLIGATIONS”) shall be deleted in its entirety.

4.	Section 4.1(a) shall be deleted in its entirety and replaced with the following:

(a)	License Maintenance Fees. Prior to December 31, 2012, COMPANY shall submit to M.I.T. a single payment of $100,000, plus the applicable interest as established by Section 4.1(c) of the Amended & Restated Agreement, in full satisfaction of the 2011 license maintenance fee prescribed in the Amended & Restated Agreement. Additionally, prior to April 30, 2013, COMPANY shall submit to M.I.T. a single payment of $100,000, plus the applicable interest as established by Section 4.1(c) of the Amended & Restated Agreement, in full satisfaction of the 2012 license maintenance fee prescribed in the Amended & Restated Agreement. For the 2013 license maintenance fee, COMPANY shall, prior to July 1, 2013, pay to M.I.T. a single payment of $100,000. For 2014, 2015, and 2016, COMPANY shall pay to M.I.T. on January 1 of that year a $100,000 license maintenance fee. These license maintenance fees are nonrefundable. Moreover, COMPANY’s obligation to pay the license maintenance fees prescribed for 2014, 2015, and 2016 shall survive termination of the Amended & Restated Agreement, regardless of whether COMPANY chooses to terminate the Amended & Restated Agreement prior to the date on which one or more of these license maintenance fees become due. In the event that COMPANY and M.I.T. agree to extend the TERM of this Agreement, COMPANY shall pay to M.I.T. on January 1 of each year (following 2016) a license maintenance fee of $100,000.

5.	Section 4.1(b) shall be deleted in its entirety and replaced with the following:

(b)	Running Royalties. COMPANY shall pay to M.I.T. single payment of $200,000 in full satisfaction of COMPANY’s obligation to pay royalties for LICENSED PRODUCTS and/or LICENSED PROCESSES sold before or after the Effective Date of this First Amendment. This payment shall be due on the earlier of: (i) the date of an event which secures outside capital for COMPANY, or (ii) June 30, 2013.

6.	Section 4.1(e) (“No Multiple Royalties”) shall be deleted in its entirety.

7.	Section 5.1 (“Content of Reports and Payments”) shall be deleted in its entirety and replaced with the following:

5.1 Content of Reports and Payments. Reports shall be due within sixty (60) days of the end of each REPORTING PERIOD. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(ii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

8.	Section 5.3 (“Financial Statements”) shall be re-numbered as Section 5.2.

9.	Section 5.4 (“Records”) shall be re-numbered as Section 5.3.

10.	Section 6.2 shall be deleted in its entirety and replaced with the following:

Payment of Patent Expenses. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. The foregoing notwithstanding, COMPANY shall not be responsible for patent cost associated with M.I.T. Case 10327 that were incurred before January 1, 2006. To the extent there are other licensees of the PATENT RIGHTS, such patent fees and costs shall be shared with the other licensees on a pro rata basis. In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office. (All patent expenses for which COMPANY must reimburse M.I.T. pursuant to the terms of this Section 6.2 shall be referred to as “Company Patent Expenses”.) For all Company Patent Expenses incurred by M.I.T. but not yet reimbursed by COMPANY as of the Effective Date of this First Amendment, COMPANY shall submit payment to M.I.T. by December 31, 2012.

11.	Section 12.5(a) (“Survival”) shall be deleted in its entirety and replaced with the following:

(a)	Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 4.1(a) (with respect to COMPANY’s obligation to pay the license maintenance fees prescribed for 2016 and each of the preceding years), 4.1(b), 5.1, 5.3, 6.2 (with respect to COMPANY’s’ payment of Company Patent Expenses), 11.1, 11.2 and 12.5.

12.	Section 12.5(b) shall be deleted in its entirety and replaced with the following:

(b)	Inventory. Upon early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Amended & Restated Agreement, and the Effective Date of this First Amendment shall be January 22, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		THE EXONE COMPANY

By	/s/ John H. Turner, Jr.	By	/s/ David J. Burns
Name	John H. Turner, Jr.	Name	David J. Burns
Title	Associate Director Technology Licensing Office	Title	President
Date	January 22, 2013	Date	January 22, 2013